AMENDMENT TO

ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated                 , 2013, to the Administrative Services Agreement dated January 1, 2000 is effective as of the         day of                 , 2013, between BMO Funds, Inc. (formerly known as Marshall Funds, Inc. (the “Corporation”) on behalf of each of its series (individually a “Fund” and collectively, the “Funds”) and BMO Asset Management Corp. (“BMO AM”) and supersedes and replaces the previous amendments effective as of September 1, 2007, November 1, 2007 and July 1, 2008.

WHEREAS, the Corporation and BMO AM desire that this Amendment set forth the fees payable by all of the Funds for administrative services.

NOW, THEREFORE, the parties agree as follows:

Section 4 of the Administrative Services Agreement dated January 1, 2000 (the “Agreement”) is hereby amended to read in its entirety as follows:

4.         Compensation.  For the Administrative Services provided, the Funds hereby agree to pay and BMO AM, the entity that assumed the responsibilities under the Agreement from Marshall & Ilsley Trust Company N.A., on or about May 31, 2012, agrees to accept as full compensation for its services rendered hereunder an administrative fee as follows:

(a)	With respect to the EQUITY FUNDS, BALANCED FUNDS and INCOME FUNDS (as such Funds are identified in the Corporation’s registration statement) at the following annual rates as a percentage of each Fund’s average daily net assets (“ADNA”), payable daily, as specified below:

Fee	ADNA
0.0925%	on the first $250 million
0.0850%	on the next $250 million
0.0800%	on the next $200 million
0.0400%	on the next $100 million
0.0200%	on the next $200 million
0.0100%	on assets in excess of $1.0 billion

(b)	With respect to the MONEY MARKET FUNDS (as such Funds are identified in the Corporation’s registration statement) at the following annual rates based on the aggregate ADNA of the MONEY MARKET FUNDS combined, payable daily, as specified below:

Fee	Combined ADNA
.040%	on the first $2 billion
.030%	on the next $2 billion
.025%	on the next $2 billion
.020%	on the next $2 billion
.010%	on combined ADNA in excess of $8 billion

(c)	With respect to the TARGET DATE RETIREMENT FUNDS and the TARGET RISK FUNDS (as such Funds are identified in the Corporation’s registration statement), at 0.15% of each Fund’s ADNA, payable daily.

Except to the extent amended hereby, the Agreement and all other amendments shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

BMO FUNDS, INC.		BMO ASSET MANAGEMENT CORP.

By:		By:
Name:	John M. Blaser	Name:
Title:	President	Title:

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